Exhibit 21

Subsidiaries of Registrant

	Percentage Owned	Jurisdiction or State of Incorporation
Subsidiaries

Union Financial Statutory Trust I	100%	Connecticut

Provident Community Bank	100%	United States

Provident Financial Services, Inc. (1)	100%	South Carolina

(1)	A wholly-owned subsidiary of Provident Community Bank.